UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

LIFE360, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LIFE360, INC.

SUPPLEMENT TO NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND

DEFINITIVE PROXY STATEMENT FOR THE 2024 ANNUAL MEETING

OF STOCKHOLDERS TO BE HELD ON THURSDAY, MAY 30, 2024 (AUSTRALIA)

AND WEDNESDAY, MAY 29, 2024 (U.S.)

May 9, 2024

Life360, Inc. (the “Company”) is filing this supplement to update information contained in the Company’s Definitive Proxy Statement filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 16, 2024 (the “Proxy Statement”), and made available to the Company’s stockholders in connection with the solicitation of proxies on behalf of the Company’s board of directors (the “Board”) for its annual meeting of stockholders to be held on Thursday, May 30, 2024 (Australia) and Wednesday, May 29, 2024 (U.S.), or any adjournment or postponement thereof.

Subsequent to the filing of the Proxy Statement, on May 8, 2024, the Company entered into a non-binding letter of intent agreeing to begin negotiations for a definitive agreement to establish a partnership with and consummate an investment by the Company in Hubble Network, Inc. (“Hubble” and such proposed transactions, the “Hubble Partnership”), a space technology company co-founded and led by Life360 Co-founder, Board director and former Chief Technology Officer, Alex Haro. Mr. Haro serves as the Chief Executive Officer and Executive Chairman of Hubble. Pursuant to the Hubble Partnership, the Company will gain exclusive rights to communicate with Hubble’s satellite constellation, which uses Hubble’s proprietary technology to enable two-way communication between ground-based Bluetooth devices, such as Tile, and the satellite constellation.

Each of John Philip Coghlan, Alex Haro, Chris Hulls, Brittany Morin, Randi Zuckerberg and James Synge have a financial interest in the Hubble Partnership through their beneficial ownership of securities of Hubble.

The Board has reviewed the terms of the letter of intent and considered the directors’ interests in Hubble and has reaffirmed the disclosure in the section titled “Independence of the Board of Directors” in the Proxy Statement.

This supplement has been prepared to provide stockholders with information regarding the independence of certain of the Company’s directors due to their interests in Hubble that would have been included in the Proxy Statement had the letter of intent been entered into prior to the filing of the Proxy Statement. The Company urges you to read the Proxy Statement and this supplement in their entirety. Except as specifically supplemented by the information contained herein, all information set forth in the Proxy Statement remains unchanged. To the extent that information in this supplement differs from or updates information contained in the Proxy Statement, the information in this supplement is more current.